Exhibit 5.1

[Lurio & Associates, P.C. Letterhead]

September 29, 2014

USA Technologies, Inc.
100 Deerfield Lane, Suite 140
Malvern, PA 19355
Attn.: Mr. Stephen P. Herbert
Chief Executive Officer

Re: USA Technologies, Inc. –
 Registration Statement on Form S-8

Dear Mr. Herbert:

We have acted as counsel to USA TECHNOLOGIES, INC., a Pennsylvania corporation (the "Company"), in connection with a Registration Statement on Form S-8 filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement"). The Registration Statement covers up to 750,000 shares of Common Stock of the Company ("Option Shares") issuable upon the exercise of stock options granted or to be granted pursuant to the USA Technologies, Inc. 2014 Stock Option Incentive Plan (the "Plan").

In rendering this opinion, we have examined (i) the Articles of Incorporation, as amended, and By-laws of the Company; (ii) the resolutions of the Board of Directors evidencing the corporate proceedings taken by the Company to authorize the issuance of the Common Stock pursuant to the Registration Statement; (iii) the Registration Statement (including all exhibits thereto); (iv) the Plan; and (v) such other documents as we have deemed appropriate or necessary as a basis for the opinion hereinafter expressed.

In rendering the opinion expressed below, we assumed the authenticity of all documents and records examined, the conformity with the original documents of all documents submitted to us as copies, and the genuineness of all signatures.

Based upon and subject to the foregoing, and such legal considerations as we deem relevant, we are of the opinion that the Option Shares have been duly authorized by the Company and, when the Option Shares have been issued and paid for in accordance with the terms of the Plan and any applicable award agreement, they will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement, and further consent to all references to this law firm in the Registration Statement.

Sincerely,

/s/ Lurio & Associates, P.C. LURIO & ASSOCIATES, P.C.